Exhibit 99.1

Leesport Financial Corp.

Leesport Bank

Essick & Barr LLC

•                  Essick & Barr Insurance

•                  The Boothby Group

•                  CrosStates Insurance

Leesport Wealth Management LLC

Leesport Realty Solutions, Inc.

Leesport Mortgage LLC

For additional information, contact:

Edward C. Barrett

Chief Financial Officer

610.478.9922 x251

ebarrett@leesportfc.com

www.leesportfc.com

NASDAQ: FLPB

This release may contain forward-looking statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

For Immediate Release

January 25, 2005

Leesport Financial Corp. Earnings

Wyomissing, PA: Leesport Financial Corp. (NASDAQ: FLPB) reported the results of operations for the three and twelve months ended December 31, 2004 and 2003, which included the purchase of Madison Bancshares Group, LTD. (“Madison”) on October 1, 2004.

Net income for the twelve months ended December 31, 2004 was $5,416,000 as compared to $4,949,000 for the same period in 2003, a 9.4% increase.  Net income for the quarter ended December 31, 2004 was $1,382,000, a 3.3% decrease over net income of $1,429,000 for the same period in 2003.  Total revenue for the twelve months ended December 31, 2004 was $51,280,000 as compared to $48,034,000 for the same period in 2003, a 6.8% increase.  Total revenue for the quarter ended December 31, 2004 was $16,611,000, a 47.8% increase over total revenue of $11,238,000 for the same period in 2003.

Included in net income for the three and twelve months ended December 31, 2004 are one-time merger related costs of $899,000 associated with the Madison acquisition.  Included in net income for the twelve months ended December 31, 2003 is a gain of $3,073,000 on the sale of three financial centers on September 5, 2003.  The one-time gain on the sale of the financial centers was partially offset by prepayment fees of $2,482,000 on the refinance of $40.9 million of fixed rate, high cost Federal Home Loan Bank (“FHLB”) advances on September 30, 2003.

January 26, 2005

Excluding the above-mentioned non-recurring items, the three and twelve month net income and earnings per share results for the periods indicated are:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reported Net Income	$1,382	$1,429	$5,416	$4,949
Charges and Gains:
Merger Related Expenses	899	—	899	—
Gain on Sale of Branches				(3,073)
Debt Restructuring				2,482
Total Net Charges and Gains	899	—	899	(591)
Income Tax Effect	306	—	306	(201)
Net Impact of Charges and Gains	593	—	593	(792)

Net Income Adjusted	$1,975	$1,429	$6,009	$4,157
Increase from Prior Year	38.2%		44.6%
Basic earnings per share	$.28	$.40	$1.38	$1.39
Adjusted basic earnings per share	.40	.40	1.53	1.17

Diluted earnings per share	.28	.40	1.36	1.38
Adjusted diluted earnings per share	.39	.40	1.51	1.16

Net Interest Income

For the twelve months ended December 31, 2004, net interest income increased 26.0% to $20,769,000 compared to $16,488,000 for the same period in 2003.  The increase in net interest income for the twelve months resulted from a 15.2% increase in total interest income for the twelve months to $33,611,000 from $29,170,000 and a 1.3% increase in total interest expense to $12,842,000 from $12,682,000.  For the quarter ended December 31, 2004, net interest income increased 57.0% to $7,065,000 compared to $4,499,000 for the same period in 2003.  The increase in net interest income for the quarter resulted from a 50.8%

increase in total interest income for the quarter to $11,168,000 from $7,404,000 and a 41.2% increase in total interest expense to $4,103,000 from $2,905,000.

The increase in total interest income for the three and twelve months ended December 31, 2004 resulted from an increase in earning assets of $219,197,000 due primarily to strong organic loan growth of $48,200,000 and loans acquired from Madison of $199,165,000, as well as higher interest rates over the same period in 2003.

The increase in total interest expense for the three and twelve month periods ended December 31, 2004 resulted from an increase in deposits of $203,709,000 due primarily to strong organic deposit growth of $24,239,000 and deposits acquired from Madison of $179,470,000, as well as higher interest rates over the same period in 2003.

For the twelve months ended December 31, 2004, the net interest margin on a fully taxable equivalent basis was 3.46% as compared to 3.22% for the same period in 2003.  For the quarter ended December 31, 2004, the net interest margin on a fully taxable equivalent basis was 3.67% as compared to 3.42% for the same period in 2003.  The improvement in net interest margin for the three and twelve month periods, as compared to the same periods in 2003, is due to an increase in the commercial loan portfolio for loans acquired from Madison, an increase in the investment portfolio yield, increased non-interest bearing deposits, maturities of higher priced certificates of deposit and lower long-term borrowing costs.

Net interest income after the provision for loan losses for the twelve months ended December 31, 2004 was $19,449,000 as compared to $15,523,000 for the same period in 2003, an increase of 25.3%.  Net interest income after the provision for loan losses for the quarter ended

December 31, 2004 was $6,645,000 as compared to $4,279,000 for the same period in 2003, an increase of 55.3%.  The provision for loan losses for the twelve months ended December 31, 2004 was $1,320,000 compared to $965,000 for the same period in 2003.  The provision for loan losses for the quarter ended December 31, 2004 was $420,000 compared to $220,000 for the same period in 2003.  As of December 31, 2004, the allowance for loan losses was $7,248,000 compared to $4,356,000 as of December 31, 2003, an increase of 66.4%.  The increase in both the provision and allowance is due to an increase of $196,636,000 in outstanding loan balances and an increase of $4,182,000 from December 31, 2003 to December 31, 2004 in total non-performing assets.  The increase in total non-performing assets is primarily attributable to loans acquired in the Madison acquisition.  Included in total non-performing assets are $2,428,000 in loans that had matured and were in the process of being reviewed and renewed as of December 31, 2004.  As of January 20, 2005, $2,317,000 of these matured loans have been reviewed, approved and are no longer delinquent.  The remaining loans are being reviewed along with all newly maturing loans and no significant loan loss provisions are anticipated.

Non-Interest Income

Total non-interest income for the twelve months ended December 31, 2004, net of the one-time gain in the third quarter of 2003 on the sale of three financial centers, increased 11.9% to $17,669,000 compared to $15,791,000 for the same period in 2003.  Total non-interest income for the quarter ended December 31, 2004 increased 42.0% to $5,443,000 compared to $3,834,000 for the same period in 2003.

Net securities gains were $345,000 for the twelve months ended December 31, 2004 compared to $284,000 for the same period in 2003.  Net securities gains were $143,000 for the quarter ended December 31,

2004 compared to net securities gains of $159,000 for the same period in 2003.  These gains are primarily from the planned sales of equity portfolio holdings.

For the twelve months ended December 31, 2004, commissions and fees from insurance sales increased 17.2% to $10,781,000 as compared to $9,200,000 for the same period of 2003.  Commissions and fees from insurance sales for the quarter ended December 31, 2004 increased 12.8% to $2,723,000 as compared to $2,414,000 for the same period in 2003.  The increases were mainly attributed to the September 30, 2003 acquisition of CrosStates Insurance Consultants, Inc. and growth in insurance sales.

For the twelve months ended December 31, 2004, income from mortgage banking activity declined to $2,096,000 from $2,435,000, or 13.9%, for the same period in 2003.  This decrease is the result of higher interest rates and the resulting slowdown in the refinance market.  Income from our mortgage banking activities was $1,334,000 for the quarter ended December 31, 2004 compared to $280,000 during the same period in 2003, an increase of 376.4%.  This increase is due primarily to the acquisition of Philadelphia Financial Mortgage Company, the mortgage banking division of Madison.

For the twelve months ended December 31, 2004, service charges on deposits increased to $1,947,000 from $1,539,000, or 26.5%, for the same period in 2003.  Service charges on deposits were $658,000 for the quarter ended December 31, 2004 compared to $414,000 during the same period in 2003, an increase of 58.9%.  These increases are due to the Madison acquisition and organic growth in deposits.

Non-Interest Expense

Total non-interest expense for the twelve months ended December 31, 2004, net of the prepayment fees on the refinance of the FHLB advances, increased 21.8% to $30,548,000 compared to $25,078,000 for the same period in 2003.  Total non-interest expense for the quarter ended December 31, 2004 increased 68.9% to $10,409,000 compared to $6,161,000 for the same period in 2003.

Salaries and benefits were $17,159,000 for the twelve months ended December 31, 2004, an increase of 26.5% compared to $13,560,000 for the same period in 2003.  Salaries and benefits were $5,523,000 for the quarter ended December 31, 2004, an increase of 62.0% compared to $3,409,000 for the same period in 2003.  These increases are mainly attributed to the September 30, 2003 acquisition of CrosStates Insurance Consultants, Inc., the opening of two new financial centers during the second quarter of 2003, a new operations center in 2003, the October 1, 2004 acquisition of Madison and general increases in employee benefits offset by the sale of the three financial centers in September 2003.  The salaries and benefits expense also includes total commissions paid of $811,000 for the quarter ended December 31, 2004 compared to $279,000 for the same period in 2003 and $1,547,000 for the twelve months ended December 31, 2004 compared to $1,183,000 for the same period in 2003.  This increase is due primarily to increased mortgage origination activity through the acquisition of Philadelphia Financial Mortgage Company.

For the twelve months ended December 31, 2004, occupancy expense and furniture and equipment expense increased to $4,567,000 from $3,543,000, or 28.9%, for the same period in 2003.  Occupancy expense and furniture and equipment expense were $1,623,000 for the quarter ended December 31, 2004 compared to $973,000 during the same period in 2003, an increase of 66.8%.  These increases are due primarily to the Madison acquisition.

Other operating expense decreased to $7,923,000 for the twelve months ended December 31, 2004 compared to $7,975,000 for the same period in 2003.  Other operating expense increased to $2,364,000 for the quarter ended December 31, 2004 compared to $1,779,000 for the same period in 2003.  Outside processing expense decreased to $2,138,000 for the twelve months ended December 31, 2004 compared to $2,163,000 for the same period in 2003.  This decrease is a result of conversion expenses in the second quarter of 2003 associated with the change to Metavante Corporation, our core banking system provider.  Outside processing expense increased to $646,000 for the quarter ended December 31, 2004 compared to $460,000 for the same period in 2003.  This increase is due primarily to the Madison acquisition.

Income taxes decreased to $1,154,000 for the twelve months ended December 31, 2004 compared to $1,878,000 for the same period in 2003 and to $297,000 for the quarter ended December 31, 2004 compared to $523,000 for the same period in 2003.  These declines are a result of a federal tax benefit of $147,000 and $587,000, respectively, for the three and twelve months ended December 31, 2004 offset by expected partnership losses included in other income of $82,000 and $331,000, respectively, for the three and twelve months ended December 31, 2004 from our $5,000,000 investment in an affordable housing corporate tax credit limited partnership.

Earnings per Share

Diluted earnings per share were $1.36 on average shares outstanding of 3,989,098 for the twelve months ended December 31, 2004, a 1.4%

decrease, compared to $1.38 on average shares outstanding of 3,595,222 reported for the same period in 2003 and $0.28 on average shares outstanding of 5,023,264 for the quarter ended December 31, 2004, a 30.0% decrease, compared to $0.40 per share on average shares outstanding of 3,598,860 reported for the same period in 2003.  Share amounts and per share amounts reflect the 5% stock dividend declared by the Board of Directors on December 15, 2004 with a record date of January 3, 2005 and distributed to shareholders on January 14, 2005.

Assets, Liabilities and Equity

Due to the acquisition of Madison and strong organic growth in loans of 13.4% and deposits of 5.9% for the twelve months ended December 31, 2004, total assets as of December 31, 2004 were $877,382,000, an increase of 41.0% compared to December 31, 2003.  Total loans as of December 31, 2004 increased to $596,328,000, and total deposits increased to $612,291,000, increases of 66.8% and 49.9%, respectively, compared to December 31, 2003.  Total borrowings as of December 31, 2004 were $163,542,000, an increase of 6.8% as compared to December 31, 2003.  Commercial and consumer loan balances had increases of 79.6% and 48.3%, respectively.

Shareholders’ equity increased as of December 31, 2004 to $90,935,000 from $53,377,000 at December 31, 2003, an increase of 70.4%.  Included in this is the change to unrealized losses on available for sale securities, net of taxes, as of December 31, 2004 of $119,000 from the unrealized gain on available for sale securities, net of taxes, of $273,000 at December 31, 2003.

Raymond H. Melcher, Jr. Chairman, President, and Chief Executive Officer said, “we are starting to realize the benefits of our earlier initiatives.  As you can see from our quarterly and year to date results, our net interest margin has improved and our operating costs are not rising as fast as our income.  These initiatives allow us to focus on growing our franchise in the southeast Pennsylvania market.”

“We closed the Madison transaction on October 1, 2004 and converted their customers to our processing platform on October 18, 2004.  As we stated before, after the one time merger related costs incurred in the fourth quarter of 2004, the transaction will be accretive to earnings.”

“We have, as anticipated, experienced an increase in our loan delinquency numbers as a result of the Madison acquisition.  However, this is primarily the result of process rather than quality.  We are working diligently and have already significantly reduced the December 31, 2004 delinquency levels and we are confident this trend will continue through 2005.”

“Our banking, insurance, and investment people are establishing new and stronger relationships with the Madison customer base and we look forward to continued business development in that market area.”

Leesport Financial Corp. is a diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance (Insurance products offered through Essick & Barr, LLC), investments (Securities offered through SunAmerica Securities, Inc., a registered independent broker/dealer, Member NASD/SIPC), wealth management, trust services, and title insurance services throughout Southeastern Pennsylvania.

LEESPORT FINANCIAL CORP.

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands, except per share data and percentages)

	Asset Quality Data
	December 31, 2004	December 31, 2003
	(unaudited)
Non-accrual loans	$2,918	$821
Loans past due 90 days or more	2,965	62
Renegotiated troubled debt	103	631
Total non-performing loans	5,986	1,514
Other real estate owned	19	309
Total non-performing assets	$6,005	$1,823

Loans outstanding at end of period	$596,328	$357,482
Allowance for loan losses	7,248	4,356

Net charge-offs to average loans (annualized)	0.12%	0.23%

Allowance for loan losses as a percent of total loans	1.22%	1.22%

Allowance for loan losses as percent of total non-performing loans	121.08%	287.71%

	Ending Balances
	December 31, 2004		December 31, 2003
	(unaudited)
Assets
Federal funds sold	$0		$1,100
Investment securities and interest bearing cash	173,593		200,661
Mortgage loans held for sale	9,799		1,280
Loans:
Commercial loans	424,194		236,132
Consumer loans	124,486		83,933
Mortgage loans	46,595		37,352
Other	1,053		65
Total loans	596,328		357,482
Earning assets	779,720		560,523
Total assets	877,382		622,252

Liabilitites and shareholders’ equity
Deposits:
Non-interest bearing deposits	107,442		67,711
NOW, Money market and Savings	275,260		173,230
Time deposits	229,589		167,641
Total deposits	612,291		408,582

Federal funds purchased	36,092		62,090
Securities sold under agreements to repurchase	52,800		41,588

Long-term debt	54,500		34,500
Mandatory redeemable capital debentures	0		15,000
Junior subordinated debt	20,150		0
Shareholders’ Equity	$90,935		$53,377

Actual shares outstanding	4,984,376	*	3,553,014	*
Book value per share	$18.24	*	$15.02	*

*                 References to share amounts and per-share amounts reflect the 5% stock dividend declared by the Board of Directors on December 15, 2004 with a record date of January 3, 2005 and distributed to shareholders on January 14, 2005.

(The 5% stock dividend resulted in 236,874 shares, which was net of cash paid on 349.2 fractional shares.)

	For the Three Months Ended December 31,				For the Twelve Months Ended December 31,
	2004		2003		2004		2003
	(unaudited)		(unaudited)		(unaudited)
Interest income	$11,168		$7,404		$33,611		$29,170
Interest expense	4,103		2,905		12,842		12,682
Net interest income	7,065		4,499		20,769		16,488
Provision for loan losses	420		220		1,320		965
Net Interest Income after provision for loan losses	6,645		4,279		19,449		15,523

Securities gains, net	143		159		345		284
Commissions and fees from insurance sales	2,723		2,414		10,781		9,200
Mortgage banking activities	1,334		280		2,096		2,435
Brokerage and investment advisory commissions and fees	145		137		528		696
Service charges on deposits	658		414		1,947		1,539
Gain on sale of financial centers	0		0		0		3,073
Other income	440		430		1,972		1,637
Total non-interest income	5,443		3,834		17,669		18,864

Salaries and employee benefits	5,523		3,409		17,159		13,560
Occupancy expense	1,008		524		2,596		2,023
Furniture and equipment expense	615		449		1,971		1,520
FHLB prepayment expense	0		0		0		2,482
Other operating expense	2,364		1,779		7,923		7,975
One-time merger related expense	899		0		899		0
Total non-interest expense	10,409		6,161		30,548		27,560
Income before income taxes	1,679		1,952		6,570		6,827
Income taxes	297		523		1,154		1,878
Net income	$1,382		$1,429		$5,416		$4,949

Per Share Data:
Basic average shares outstanding	4,968,458	*	3,543,487	*	3,929,304	*	3,556,827	*
Diluted average shares outstanding	5,023,264	*	3,598,860	*	3,989,098	*	3,595,222	*
Basic earnings per share	0.28	*	0.40	*	1.38	*	1.39	*
Diluted earnings per share	0.28	*	0.40	*	1.36	*	1.38	*
Cash dividends per share	0.17		0.165		0.68		0.655

Profitability Ratios:
Return on average assets	0.61%		0.95%		0.78%		0.84%
Return on average shareholders’ equity	6.29%		11.00%		8.69%		9.39%
Return on average tangible equity	12.58%		15.00%		13.12%		12.14%
Net interest margin (fully taxable equivalent)	3.67%		3.42%		3.46%		3.22%

*                 References to share amounts and per-share amounts reflect the 5% stock dividend declared by the Board of Directors on December 15, 2004 with a record date of January 3, 2005 and distributed to shareholders on January 14, 2005.

(The 5% stock dividend resulted in 236,874 shares, which was net of cash paid on 349.2 fractional shares.)